Exhibit 99.1

IHT DECLARES 55TH CONSECUTIVE ANNUAL DIVIDEND AS RECORD REVENUES SURGE

Phoenix, AZ, January 10, 2025 - InnSuites Hospitality Trust (NYSE American: IHT) On January 8, 2024, the Board of Trustees of InnSuites Hospitality Trust (NYSE Am: IHT), announced a semi-annual dividend of $0.01 per share payable on February 5, 2025, to shareholders of record as of January 24, 2025, extending an uninterrupted continuous 55-year history of annual dividends. InnSuites Hotel operations continue to remain strong, with a combined revenue total in December for the two hotels of $505,422.

We are also pleased to report record revenues for the two hotels combined, and project record hotel gross operating profit for our IHT hotels for the 2025 Fiscal Year ending January 31, 2025. In the 2025 Fiscal Year (February 1, 2024, through January 31, 2025), total Revenues are anticipated to exceed $7.5 million. The UniGen diversified efficient clean energy investment continues progress, while seeking additional funding. IHT is also pursuing other potential diversification investment opportunities, as well.

For more information, visit www.innsuitestrust.com and www.innsuites.com.

Forward-Looking Statements

With the exception of historical information, matters discussed in this news release may include “forward-looking statements” within the meaning of the federal securities laws. IHT expressly disclaims any obligation to update any forward-looking statement contained in this news release to reflect events or circumstances that may arise after the date hereof, all of which are expressly qualified by the foregoing, other than as required by applicable law.

FOR FURTHER INFORMATION:

Marc Berg, Executive Vice President

602-944-1500

email: mberg@innsuites.com

INNSUITES HOSPITALITY CENTRE

1730 E. NORTHERN AVENUE, #122

Phoenix, Arizona 85020

Phone: 602-944-1500